STOCK PURCHASE AGREEMENT

                             BY AND AMONG

                     TELSCAPE INTERNATIONAL, INC.

                       MSN COMMUNICATIONS, INC.

                            STUART NEWMAN

                                 AND

                            MICHAEL NEWMAN













                        DATED JANUARY 22, 1998
                   TO BE EFFECTIVE JANUARY 1, 1998

                          TABLE OF CONTENTS

                              ARTICLE I
               PURCHASE AND SALE OF MSN SHARES; CLOSING

1.1  PURCHASE AND SALE OF MSN SHARES                            1
1.2  PURCHASE PRICE AND PAYMENT AT CLOSING                      1
1.3  ESCROW                                                     2

                              ARTICLE II
             REPRESENTATIONS AND WARRANTIESOF THE SELLERS

2.1  ORGANIZATION, STANDING AND QUALIFICATION                   2
2.2  VALIDITY OF AGREEMENT                                      2
2.3  NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH
     INSTRUMENTS                                                2
2.4  CAPITALIZATION                                             3
2.5  MSN SHARES                                                 3
2.6  FINANCIAL CONDITION                                        3
2.7  ABSENCE OF CHANGES                                         4
2.8  LIABILITIES                                                5
2.9  TITLE TO ASSETS; ENCUMBRANCES                              5
2.10 ACCOUNTS RECEIVABLE                                        6
2.11 CONTRACTS, PERMITS AND OTHER DATA                          6
2.12 TAXES AND RETURNS                                          7
2.13 LITIGATION                                                 7
2.14 INSURANCE                                                  7
2.15 PATENTS, TRADEMARKS, ETC                                   7
2.16 COMPLIANCE                                                 8
2.17 LABOR MATTERS                                              8
2.18 EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS                    8
2.19 TRANSACTIONS WITH AFFILIATES                               8
2.20 INVESTMENT REPRESENTATIONS                                 8
2.21 DISCLOSURES                                                9
2.22 CERTAIN FEES                                               9

                             ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1  DUE ORGANIZATION; GOOD STANDING AND POWER                 10
3.2  AUTHORIZATION AND VALIDITY OF AGREEMENT                   10
3.3  NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH
     INSTRUMENTS                                               10
3.4  CERTAIN FEES                                              10
3.5  BUSINESS CHANGES UNDER PREPAID CALLING CARD AGREEMENT     10

                              ARTICLE IV
                        CONDITIONS TO CLOSING

4.1  CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES        11
4.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER          11
4.3  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS    12

                              ARTICLE V
               COVENANTS; ACTIONS SUBSEQUENT TO CLOSING

5.1  SELLERS' COVENANT NOT TO COMPETE                          12
5.2  FURTHER ASSURANCES                                        13
5.3  EMPLOYMENT OF EMPLOYEES                                   13

                              ARTICLE VI
                           INDEMNIFICATION

6.1  INDEMNIFICATION BY THE SELLERS                            13
6.2  INDEMNIFICATION BY PURCHASER                              14
6.3  INDEMNIFICATION PROCEDURES                                14
6.4  TIME LIMITS ON LIABILITY                                  15
6.5  OFFSET                                                    15

                             ARTICLE VII
                          GENERAL PROVISIONS

7.1  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS    15
7.2  PAYMENT OF CERTAIN FEES AND EXPENSES                      15
7.3  NOTICES                                                   15
7.4  SCHEDULES                                                 16
7.5  PUBLICITY                                                 16
7.6  ENTIRE AGREEMENT                                          16
7.7  BINDING EFFECT; BENEFIT                                   16
7.8  ASSIGNABILITY                                             16
7.9  SECTION HEADINGS; INDEX                                   16
7.10 SEVERABILITY                                              17
7.11 COUNTERPARTS                                              17
7.12 APPLICABLE LAW                                            17
7.13 DISPUTE RESOLUTION                                        17

                             ARTICLE VIII
                             DEFINITIONS

8.1  DEFINED TERMS                                             18
8.2  CERTAIN ADDITIONAL DEFINED TERMS                          19


EXHIBIT "A"   - Allocation of Purchase Price Among Sellers
EXHIBIT "B-1" - Form of Promissory Note (Stuart Newman) EXHIBIT "B-2" - Form of Promissory Note (Michael Newman) EXHIBIT "C-1" - Form of Employment Agreement (Stuart Newman) EXHIBIT "C-2" - Form of Employment Agreement (Michael Newman)

                       STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), is made and entered into as of January 22, 1998 to be effective January 1, 1998 by and among STUART NEWMAN, an individual residing in the State of California ("S. NEWMAN") and MICHAEL NEWMAN, an individual residing in the State of Texas ("M. NEWMAN") (S. Newman and M. Newman are sometimes referred to collectively as the "SELLERS"), MSN COMMUNICATIONS, INC., a California corporation ("MSN"), and TELSCAPE INTERNATIONAL, INC., a Texas corporation ("PURCHASER").

                         W I T N E S S E T H:

     WHEREAS, the Sellers own all of the issued and outstanding shares (the "MSN SHARES") of the capital stock of MSN, which is engaged in the business of the sale of domestic and international long distance via debit cards (the "MSN BUSINESS"); and

     WHEREAS, the Sellers desire to sell to Purchaser and Purchaser desires to acquire from the Sellers, all of the MSN Shares, in consideration of the delivery by Purchaser of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, MSN joins in the execution of this Agreement for the purpose of evidencing its consent to consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Purchaser.

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions of the parties contained herein, it is hereby agreed as follows:


                              ARTICLE I

               PURCHASE AND SALE OF MSN SHARES; CLOSING

     1.1 PURCHASE AND SALE OF MSN SHARES. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell and deliver to Purchaser and Purchaser shall purchase from Sellers all of the MSN Shares, free and clear of all Encumbrances. At the Closing, each of the Sellers shall deliver to Purchaser certificates evidencing the MSN Shares owned by such Seller (which, in the aggregate, shall constitute all of the MSN Shares), duly endorsed for transfer or accompanied by duly executed stock powers.

     1.2 PURCHASE PRICE AND PAYMENT AT CLOSING. The purchase price (the "PURCHASE PRICE") shall be payable at the Closing and shall consist of:

          (a) Cash in the amount of $3,250,000 payable by wire transfer or delivery of a certified or bank cashier's check in accordance with EXHIBIT A attached hereto;

          (b) Promissory notes issued by Purchaser as maker in the aggregate principal amount of $750,000 and bearing no interest (the "PROMISSORY NOTES"). Each Seller shall be issued a Promissory Note at the Closing in the face amount set forth beside such Seller's name on EXHIBIT A. The Promissory Notes shall be in substantially the form set forth on EXHIBIT B hereto; and

          (c) 100,000 fully paid and nonassessable restricted shares of Telscape Common Stock (the "TELSCAPE SHARES").

     Sellers acknowledge and agree that the allocation of the Purchase Price among them as set forth on EXHIBIT A is the sole responsibility of the Sellers, and neither Purchaser nor Telscape shall have any obligation or other responsibility with respect to such allocation.

                              ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers, jointly and severally, represent and warrant to each of the Purchaser and Telscape as follows:

     2.1 ORGANIZATION, STANDING AND QUALIFICATION. MSN is a corporation duly organized, validly existing and in good standing under the laws of the State of California. MSN has the corporate power and authority to own, lease and operate its respective assets and to conduct its respective business as now conducted. MSN is duly authorized, qualified or licensed to do business as a foreign corporation and, except as set forth on
SCHEDULE 2.1, is in good standing in each jurisdiction in which its right, title or interest in or to any of its assets, or the conduct of its business, requires such authorization, qualification or licensing, except to the extent that failure to be so authorized, qualified or licensed would not have a material adverse effect on MSN or the MSN Business. The jurisdictions in which MSN is qualified or licensed to do business are set forth on SCHEDULE 2.1. No actions or proceedings to dissolve MSN are pending. MSN has delivered to the Purchaser true and complete copies of the minute books and stock transfer books of MSN, each of which is accurate and complete.

     2.2 VALIDITY OF AGREEMENT. This Agreement and the Employment Agreements have been duly executed and delivered by the Sellers and constitute a legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

     2.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as described in SCHEDULE 2.3 hereto, the execution, delivery and performance of this Agreement by the Sellers and MSN and the consummation by them of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any Applicable Law and (ii) will not result in the creation of any Encumbrance on the MSN Shares under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Sellers or MSN under, or result in the creation of an Encumbrance upon any portion of the assets of MSN pursuant to, the charters or by-laws of MSN, or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Sellers or MSN are a party or by which any of them or any of the assets of MSN is bound or affected.

     2.4 CAPITALIZATION. MSN's authorized capital consists of 100,000 shares of common stock, no par value, of which 10,000 are issued and are outstanding. The record and beneficial ownership of such shares is as set forth on SCHEDULE 2.4 hereto. All of the issued and outstanding shares of each of MSN have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive or similar rights, and have been issued in compliance with all Applicable Laws (including federal and state securities laws). The MSN Shares constitute all shares of the outstanding capital stock of MSN. Except as set forth on SCHEDULE 2.4, there are outstanding (i) no shares of capital stock or other voting securities of MSN, no securities of MSN convertible into or exchangeable for shares of the capital stock or other voting securities of MSN, (iii) no options, warrants or other rights to acquire from MSN, and no obligation of MSN to issue or sell, any shares of its capital stock or other voting securities or any securities of MSN convertible into or exchangeable for such capital stock or voting securities, (iv) no equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to MSN, and (v) no shares of any other entity owned by MSN. There are no outstanding obligations of MSN to repurchase, redeem or otherwise acquire any shares, securities, options, equity equivalents, interests or rights. MSN does not own more than twenty percent (20%) of the voting securities of, or more than a twenty percent (20%) interest in, any corporation, partnership, joint venture or any other company.

     2.5 MSN SHARES. Each Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Purchaser will acquire, good, valid and marketable title to, the number of shares of the MSN Shares set forth opposite the name of such Seller on SCHEDULE 2.4, free and clear of all Encumbrances. Neither of the Sellers has entered into a Shareholders' Agreement or any other agreement or arrangement regarding the MSN Shares and each of the MSN Shares is transferable and assignable to Purchaser as contemplated by this Agreement without the waiver of any right of first refusal or the consent of any other party being obtained. There exists no preferential right of purchase in favor of any person with respect of any of the MSN Shares or the MSN Business or any of the assets of MSN.

     2.6 FINANCIAL CONDITION. Set forth on SCHEDULE 2.6 are accurate and complete copies of each of MSN's unaudited consolidated balance sheets as of December 31, 1997 and January 17, 1998 (the "CLOSING BALANCE SHEET") and the related unaudited statements of income and stockholders' equity for the year ended December 31, 1997 and the seventeen days ended January 17, 1998 (the unaudited balance sheets, statements of income and stockholders' equity referred to above are collectively referred to as the "FINANCIAL STATEMENTS"). Other than any liability associated with the Universal Service Fund Fee, Telecommunications Relay Services Fund Filing, NECA Universal Service "Pooling" Requirement, Federal Excise Taxes, possible state taxes where MSN does not file tax returns, and potential liability for pay telephone "dial-around" charges, and other than accruals totaling less than $50,000 on the Financial Statements that may be needed to reflect liabilities incurred in the ordinary course of business, the Financial Statements are in all material respects true and correct; are in accordance with the books and records of MSN; and, to the best of Sellers' knowledge, after due inquiry, using management's best estimates of MSN's cost of sales, present fairly, accurately and completely the financial condition and results of operations of MSN as of the dates, and for the periods indicated. In addition, the Sellers represent that the Financial Statements reflect the following:

          (a) Revenue is recognized on the sale of prepaid phone cards when such cards are shipped to customers. There are no agreements with customers whereby shipments are made on a consignment basis or whereby a right of return exists, other than in the normal course of business for defective products.

          (b) Accounts payable and accrued liabilities are recorded on the accrual basis of accounting. Cost of sales include the costs of printing cards, the costs of shipping cards from suppliers and telecommunications costs. MSN's practice has been to record cost of sales, reflected in "Accounts Payable" on MSN's balance sheet, based on management's best estimates, after due inquiry, of 95% of sales. To the best of each Seller's knowledge, after due inquiry, cost of sales does not exceed management's estimate. MSN has recorded all invoices that it has received and expects to receive from its vendors for services rendered through the balance sheet date. In addition, Sellers represent that the amounts reflected as "Accounts Payable" on the Closing Balance Sheet include $2,900,000 as an accrual for amounts due to American Digital Networks, Arch Business Solutions and Communications Distributors International. Sellers represent that this amount represents an adequate accrual for unpaid billings, invoiced and to be invoiced at a later date, from its telecommunications providers related to sales of prepaid phone cards through January 17, 1998.

Notwithstanding the foregoing, SCHEDULE 2.6 contains statements of aged receivables and aged payables as of January 17, 1998, regardless of whether such statements are labeled "as of January
31, 1998."

     2.7 ABSENCE OF CHANGES. Except as disclosed on SCHEDULE 2.7, since December 31, 1997, there has not been nor will there be any change in the assets, liabilities, financial condition, or operations of MSN from that reflected in the Financial
Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate have had or will have a material adverse effect on such assets, liabilities, financial condition, or operations. Without limiting any of the foregoing, since December 31, 1997, except as disclosed on SCHEDULE 2.7 MSN has not:

          (a) incurred or become subject to, or agreed to incur or become subject to, any obligation or liability, absolute or contingent, except current liabilities incurred in the ordinary course of business;

          (b)  mortgaged, pledged, or subjected to any
     Encumbrance (or agreed to do so with respect to) any of their assets, or discharged or satisfied any Encumbrance, or paid or satisfied any obligation or liability other than in the ordinary course of business and consistent with past practice;

          (c) sold or transferred, or agreed to sell or transfer, any of their assets, or canceled or agreed to cancel, any debts due them or claims therefor, except, in each case, for full consideration and in the ordinary course of business;

          (d)  engaged in any transactions adversely
     affecting the MSN Business or its assets or suffered any extraordinary losses or waived any rights of substantial value not in the ordinary course of business;

          (e)  purchased or agreed to purchase any
     securities, bonds, or any other capital stock or assets of any other entity with cash or liquid assets, or used cash or liquid assets to incur debts, for matters not within the ordinary course of business or not for appropriate corporate purposes;

          (f) increased any salaries or granted or agreed to grant, or paid, or agreed to pay, any bonus, loan, incentive payment or other item of value or made any other similar agreement, to or with any of its directors, officers or agents except as compensation in the ordinary course of business for appropriate services performed;

          (g) declared or paid any dividend or made any other distribution to their shareholders;

          (h) made or authorized any capital expenditure of more than $100,000 in the aggregate;

          (i) made or agreed to make any changes in their articles of incorporation, bylaws, or capital structure;

          (j)  entered into any representative,
     distributorship, service, installation, support and maintenance, agency or other similar agreement;

          (k) incurred or suffered any damage, destruction, or loss, whether or not covered by insurance, materially affecting the MSN Business or any of their respective assets;

          (l)  made or applied to make any change in
     accounting methods or practices, including for tax purposes;

          (m) entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing;

          (n) conducted business other than in the ordinary course; or

          (o)  paid any bonuses or salary to the Sellers.

     2.8      LIABILITIES.  Except as set forth in SCHEDULE 2.8,
SECTION 2.6, or in any other Section of or Schedule to this Agreement , to the knowledge of Sellers, MSN has no liabilities or obligations, either accrued, absolute, contingent, or otherwise that may have a material adverse effect on the financial condition, results of operations or prospects of the MSN Business, which have not been either (a) reflected or reserved against in the Closing Balance Sheet or (b) incurred in the ordinary course of business since date of the Closing Balance Sheet.

     2.9      TITLE TO ASSETS; ENCUMBRANCES.  Except as set forth in
SCHEDULE 2.9:

          (a) MSN has good and indefeasible title to its assets, whether real, personal or intangible, free and clear of all Encumbrances except as reflected in the Financial Statements and liens granted or incurred by Seller in the ordinary course of its business or financing of equipment, office space, furniture and computers in the ordinary course of its business (all of which have been disclosed to the Purchaser in writing);

          (b) There are no parties in possession of any of the assets of MSN other than personal property held by third parties in the reasonable and ordinary course of business. MSN enjoys full, free and exclusive use and quiet enjoyment of its assets and its rights pertaining thereto. MSN enjoys peaceful and undisturbed possession under all leases under which it is a lessee, and all such leases are legal, valid and binding obligations of MSN, enforceable against MSN in accordance with its terms; and

          (c) MSN owns or leases all of the assets used in connection with the conduct of the MSN Business.

     2.10 ACCOUNTS RECEIVABLE. All accounts receivable reflected on the Closing Balance Sheet or on the accounting records of MSN as of the Closing Date (collectively, the "ACCOUNTS RECEIVABLE") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserve shown on the Closing Balance Sheet or on the accounting records of MSN as of the Closing Date (which reserves are adequate and calculated consistently with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff.

     2.11     CONTRACTS, PERMITS AND OTHER DATA.

          (a) SCHEDULE 2.11 hereto contains a complete and correct list of, and summaries of all the material specifications and details of, all contracts, contract proposals, outstanding bids, maintenance and service agreements, purchase commitments for materials and other services, leases under which MSN is a lessor or lessee and other agreements pertaining to the MSN Business to which MSN or any affiliate of MSN is a party, the benefits of which are enjoyed in the MSN Business or to which any of the assets of MSN is subject;

          (b) SCHEDULE 2.11 hereto contains a complete and correct list of all Permits relating to the development, use, maintenance or occupation of the properties owned or leased by MSN or used in the operation of the MSN Business (other than sales and use tax Permits and franchise tax registrations).

     True and complete copies of all documents (including all amendments thereto) referred to in SCHEDULE 2.11 hereto have been delivered to Purchaser. All rights, licenses, leases, registrations, applications, contracts, commitments, Permits and other arrangements by the Sellers or MSN referred to in
     SCHEDULE 2.11 are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have an adverse effect on the assets of MSN or on its results of operations. Neither MSN nor any affiliate of MSN are in breach or default in the performance of any material obligation thereunder and to the best knowledge of the Sellers, no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Except as set forth in SCHEDULE 2.11 hereto, or in any other Section of or Schedule to this Agreement, there are no contracts, agreements, licenses, Permits, franchises or rights to which MSN is a party which are material to the ownership of any of the assets of MSN or to the conduct of the MSN Business as conducted by MSN. Except as described on SCHEDULE 2.11 hereto, or in any other Section of or Schedule to this Agreement, MSN has and will have following the Closing, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities required for the conduct of the business as presently conducted. There are no outstanding powers of attorney relating to or affecting MSN. MSN is not a guarantor for or otherwise liable for any liability or obligation (including indebtedness of any other person).

     2.12 TAXES AND RETURNS. Except as otherwise provided on SCHEDULE 2.12 or as set forth in SECTION 2.6 or in any other Section of or Schedule to this Agreement, except to the extent that failure to do so would not have a material adverse effect on MSN or the MSN Business, MSN and the Sellers have caused to be timely filed with appropriate federal, state, local and other Governmental Entities all Tax Returns required to be filed with respect to MSN or the conduct of the MSN Business and have paid, caused to be paid, or adequately reserved in the Financial Statements all Taxes due or claimed to be due from or with respect to such Tax Returns. Except as set forth on SCHEDULE 2.12, no extension of time has been requested or granted with respect to the filing of any Tax Return or payment of any Taxes, and no issue has been raised or adjustment proposed by the IRS or any other taxing authority in connection with any of MSN's Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local Tax Returns that include or reflect the use and operation of MSN or the conduct of the MSN Business. Except as set forth on SCHEDULE 2.12, neither the Sellers nor MSN have received or have any knowledge of any notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to MSN or the conduct of the MSN Business from any taxing authority. MSN has not taken action which is not in accordance with past practice that could defer any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

     2.13 LITIGATION. Except as described in SCHEDULE 2.13 hereto, (i) there is no litigation, proceeding, claim or governmental investigation pending or, to the knowledge of any of the Sellers, threatened seeking relief or damages which, if granted, would adversely affect MSN, any of MSN's assets, or the ability of Purchaser to use and operate the assets of MSN or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) neither the Sellers nor MSN has been charged with any violation of or, to the knowledge of either the Sellers, threatened with, a charge or violation of, nor are the Sellers aware of any facts or circumstances that, if discovered by third parties, could give rise to a charge or a violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to either the Sellers or MSN would adversely affect the MSN Business or the results of operations of MSN or that might reasonably be expected to affect the right of Purchaser to own the MSN Shares or operate the MSN Business after the Closing Date in substantially the manner in which it is currently operated. Neither MSN nor any director, officer, employee or agent of MSN has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property however characterized to any broker, finder, agent, governmental official or other person, in any matter related to the MSN Business which the Sellers, or any director, officer, employee or agent of MSN, knows or has reason to believe to have been illegal under any Applicable Law.

     2.14 INSURANCE. SCHEDULE 2.14 hereto sets forth a list and brief description of the insurance policies relating to the insurable properties of MSN and the conduct of the MSN Business. All premiums due and arising thereon have been paid and such policies are in full force and effect.

     2.15     PATENTS, TRADEMARKS, ETC.  Except as set forth on
SCHEDULE 2.15 , MSN does not own, possess or have any rights in any patents, trademarks, service marks, works of authorship, trade names, brand-name and copyrights, and licenses or other rights with respect to any of the foregoing, and other licenses, rights or permits nor has MSN filed any patents or trademark applications. MSN is not using, and does not have any plan to manufacture, use or sell, anything which would violate or infringe on any patent or proprietary right of any other person, firm or corporation or which would require a license under any such patent or proprietary right. MSN has not received any communications alleging that MSN has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, works of authorship or trade secrets or other proprietary rights in processes of any other person or entity.

     2.16 COMPLIANCE. Except as set forth on SCHEDULE 2.16 or in any other Section of or Schedule to this Agreement, MSN has complied in all material respects with all laws, and is not in violation of any charter or other corporate restrictions or any law, ordinance, requirement, regulation, judgment, injunction, award, decree, or other order applicable to its business, the violation of which would be likely to have a material adverse effect on MSN or the MSN Business. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which MSN is a party or by which it is bound, any provision of any federal and state judgment, decree, order, injunction, writ, statute, rule or regulation applicable to or binding upon MSN, which materially adversely affects or, in the future is reasonably likely to affect materially and adversely the business, prospects, condition, affairs or operations of MSN or any of its properties or assets.

     2.17 LABOR MATTERS. MSN has complied in all material respects with all laws relating to the employment of labor in the conduct of the MSN Business, including provisions thereof relating to wages, hours, equal opportunity and the payment of pension contributions, social security and other taxes.

     2.18     EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.    MSN
has not established nor is not a party to any employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements, whether or not in writing (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument) to which MSN is (or ever has been) a party or by which MSN is (or ever has been) bound, including, without limitation, (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

     2.19 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 2.19, no stockholder, officer, director or employee of Sellers or MSN, nor any affiliate or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), is presently a party to any transaction with any of the Sellers or MSN, including without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to, any such person or entity.

     2.20     INVESTMENT REPRESENTATIONS.

          (a) Each Seller is acquiring the Telscape Shares for his own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except pursuant to an applicable exemption under the Securities Act. In acquiring the Telscape Shares, each Seller is not offering or selling, and will not offer or sell, for Purchaser in connection with any distribution of the Telscape Shares and each Seller does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

          (b) Each Seller further represents that he has had an opportunity to ask questions of and receive answers from Purchaser regarding Purchaser and its business, assets, results of operations and financial condition and the terms and conditions of the issuance of the Telscape Shares. The foregoing, however, shall not limit or modify the representations and warranties of Purchaser in Article III, shall not limit the rights of a Seller prior to and in anticipation of any issuance of the Telscape Shares pursuant hereto, and shall not limit the disclosure requirements of applicable federal and state securities laws.

          (c) Each Seller acknowledges that he is able to fend for himself, can bear the economic risk of his investment in the Telscape Shares, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Telscape Shares and is an "accredited investor" as defined in Regulation D under the Securities Act.

          (d) Each Seller understands that the Telscape Shares, when issued to such Seller, will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Telscape Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Telscape Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Seller represents that he is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued accordingly to the transfer agent for the Telscape Shares.

          (e) It is agreed and understood by each Seller that the certificates representing the Telscape Shares shall each conspicuously set forth on the face or back thereof, in addition to any legends required by Applicable Law or other agreement, a legend in substantially the following form:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

     2.21 DISCLOSURES. Neither this Agreement nor any Exhibit or Schedule hereto, nor any certificate or other instrument furnished to Purchaser or its counsel by Seller in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

     2.22 CERTAIN FEES. Except with respect to the $250,000 payable by Sellers to Garte & Associates, Inc., none of the Sellers, MSN, nor any of the officers, directors or employees of MSN on its behalf, have employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

                             ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Sellers as follows:

     3.1 DUE ORGANIZATION; GOOD STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Purchaser has all corporate power and authority to enter into this Agreement (and each other agreement expressly provided for herein) and to perform its respective obligations hereunder and thereunder.

     3.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. The execution, delivery and performance of this Agreement and the Promissory Notes by Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on its part. No other corporate action is necessary for the authorization, execution, delivery and performance by Purchaser of this Agreement and the Promissory Notes and the consummation by the Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Promissory Notes have been, duly executed and delivered by Purchaser and constitute a legal, valid and binding obligation of Purchaser enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally and by general equity principles.

     3.3 NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS. Except as disclosed on SCHEDULE 3.3, the execution, delivery and performance of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby
(i) will not violate (with or without the giving of notice or the lapse of time or both), or require any consent, approval, filing or notice under any provision of any law, rule or regulation, court order, judgment or decree applicable to the Purchaser, and
(ii) will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Purchaser under the charter or bylaws of the Purchaser or any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which the Purchaser is a party or by which Purchaser or any of its assets or properties is bound.

     3.4 CERTAIN FEES. Neither the Purchaser nor any of its officers, directors or employees, on behalf of Purchaser, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     3.5 BUSINESS CHANGES UNDER PREPAID CALLING CARD AGREEMENT. Purchaser acknowledges and understands that in connection with MSN's execution of the "Prepaid Calling Card Agreement" dated January 5, 1998 with American Digital Networks, Inc. ("ADN"), the business and operations of MSN have significantly changed in that substantially all revenues of MSN are, as a result of such agreement, currently derived from MSN's resale of prepaid calling cards and PINs purchased by MSN from ADN as a distributor of ADN. Purchaser further acknowledges and understands that the terms of such agreement, which has a scheduled term of ninety (90) days, require MSN to pay half of the cost of ordered PINs upon activation and the balance within fifteen (15) days thereafter. Purchaser further acknowledges and understands that until MSN began acting as a distributor of ADN, MSN had purchased long distance and other telecommunication services from a variety of vendors and generally realized revenues from its sale of prepaid calling cards/services in advance of incurring and paying the telecommunications costs associated with such sales, and that the financial condition and results of operations of MSN as presented in the Financial Statements reflect this prior method of doing business.


                              ARTICLE IV

                        CONDITIONS TO CLOSING

     4.1      CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES.
The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by each party) of each of the following conditions:

          (a) No action of any private party or Governmental Entity shall have been taken or threatened and no statute, rule, regulation or executive order shall have been proposed, promulgated or enacted by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

          (b) MSN and each of the Sellers shall have entered into a two-year Employment Agreement in substantially the form attached hereto as EXHIBIT C.

     4.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction
(or waiver by Purchaser) of each of the following conditions:

          (a) All representations and warranties of the Sellers and MSN contained herein or in any certificate or document delivered to Purchaser pursuant hereto shall be true and correct in all material respects.

          (b) The Sellers and MSN shall have, in all material respects, performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them.

          (c) All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for Purchaser.

          (d) Purchaser shall be satisfied in its reasonable discretion as to the Sellers' ownership of the MSN shares, free and clear of all liens, easements, claims, charges and Encumbrances.

          (e) All licenses, Permits, consents, approvals, authorizations, qualifications and orders of governmental authorities which are reasonably necessary to enable Purchaser to own the assets of MSN and conduct the MSN Business after the Closing in substantially the same manner as the assets of MSN are owned and the MSN Business is being conducted as of the date hereof shall be in full force and effect.

          (f) Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of MSN other than those whom the Purchaser shall have specified in writing.

          (g)  Smylie, Van Dusen & Magliozzi, counsel for the
     Sellers, shall have furnished to Purchaser its written opinion, dated the Closing Date, as to the matters set forth in SECTIONS 2.1, 2.2, 2.3, 2.4 and 2.5.

          (h) The Board of Directors of Purchaser shall have approved this Agreement and the transactions contemplated hereby.

          (i) Since December 31, 1997, the MSN Business shall have been operated and maintained substantially in the manner in which it has been operated and maintained previously in the ordinary course of business and MSN shall not have entered into or renewed any material agreements or other commitments extending a substantial term beyond the date of Closing or taken any action which was not in the ordinary course of business, except for the transactions otherwise contemplated herein, without the prior written approval of Purchaser.

     4.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS. The obligations of the Sellers under this Agreement are subject to the satisfaction (or waiver by the Sellers) of each of the following conditions:

          (a) All representations and warranties of Purchaser contained herein or in any certificate or document delivered to the Sellers pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement.

          (b) Purchaser shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Sellers.

          (d)  Gardere Wynne Sewell & Riggs, general counsel for
     Purchaser, shall have furnished to Sellers its written opinion as to the matters set forth in SECTIONS 3.1 and 3.2.


                              ARTICLE V

               COVENANTS; ACTIONS SUBSEQUENT TO CLOSING

     5.1 SELLERS' COVENANT NOT TO COMPETE. In order to allow Purchaser to realize the full benefit of its bargain in connection with the purchase of the MSN Shares, the Sellers will not at any time for a period of four years following the Closing Date (the "RESTRICTED PERIOD"), directly or indirectly, acting alone or as a member of a partnership or as a holder of in excess of 5% of any security of any class, or as a consultant to or representative of, any corporation or other business entity,

          (a) engage in any business in competition with the MSN Business as conducted by the Sellers or MSN at the date hereof in those geographic areas in which the MSN Business is conducted or has been conducted within one year prior to the Closing Date; or

          (b) request any present or future customer or supplier of the Sellers or of the MSN Business as conducted by Purchaser to curtail or cancel its business with Purchaser;
     or

          (c) unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of MSN or the MSN Business, any names of past or present customers of MSN, or any other non-public information concerning the MSN Business or MSN; or

          (d) induce or attempt to influence any employee of the Purchaser or MSN assigned to the conduct of the MSN Business to terminate his or her employment.

The Sellers acknowledge that in the event the scope of the covenants set forth in this SECTION 5.1 is deemed to be too broad in any court proceeding, the court may reduce such scope to that which it deems reasonable under the circumstances. The parties hereto agree and acknowledge that the Purchaser would not have any adequate remedy at law for the breach or threatened breach by either the Sellers or any of their affiliates of the covenants and agreements set forth in this SECTION 5.1 and, accordingly, the Sellers further agree that the Purchaser may, in addition to the other remedies which may be available to it hereunder, file suit in equity to enjoin either the Sellers and any of their affiliates from such breach or threatened breach and consent to the issuance of injunctive relief hereunder. Sellers understand and agree that the act of the Purchaser in entering into this Agreement, and the Purchaser's covenants and payments hereunder, shall and do constitute sufficient consideration for the Sellers to agree not to compete against the Purchaser as set out in this
SECTION 5.1. Notwithstanding any provision to the contrary contained in this Agreement, if MSN terminates the employment of Seller on or before the second anniversary of the date of this Agreement for any reason other than for "just cause" (as defined in each Seller's Employment Agreement), then the "Restricted Period" shall terminate six months after such termination of employment.

     5.2 FURTHER ASSURANCES. From time to time after the Closing, the Sellers will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Purchaser may reasonably request in order to more effectively transfer, convey, assign and deliver to Purchaser, and to place Purchaser in possession and control of any of the Telscape Shares or to enable Purchaser to exercise and enjoy all rights and benefits of the Sellers with respect thereto.

     5.3 EMPLOYMENT OF EMPLOYEES. In addition to employing the Sellers pursuant to the two-year Employment Agreements in the form attached hereto as EXHIBIT C, Purchaser agrees that MSN shall upon the Closing retain those employees of MSN identified on SCHEDULE 5.3 indefinitely on an"at will" basis for the same rates of compensation and with substantially the same benefits that they respectively enjoyed (as shown in SCHEDULE 5.3) as of the Closing.

                           ARTICLE VI

                        INDEMNIFICATION

     6.1 INDEMNIFICATION BY THE SELLERS. Subject to the provisions of this Article VI, the Sellers, jointly and severally, shall protect, indemnify and hold harmless the Purchaser, each officer, director and agent of the Purchaser and each person who controls the Purchaser in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, court costs and attorneys', and accountants' fees and disbursements, and any federal, state or local income or franchise taxes payable in respect of the receipt of cash or money in discharge of the foregoing, but reduced by any net amount paid to the Purchaser on account of such loss by any insurance policies (collectively referred to herein as "DAMAGES") to which Purchaser may become subject if such Damages arise out of or are based upon the breach of any of the representations and warranties, covenants or agreements made by the Sellers or MSN in this Agreement, including the Exhibits and Schedules hereto, or in any certificate or instrument delivered by or on behalf of the Sellers or MSN.

     6.2 INDEMNIFICATION BY PURCHASER. Subject to the provisions of this Article VI, the Purchaser shall protect, indemnify and hold harmless the Sellers, in respect of any Damages to which the Sellers may become subject if such Damages arise out of or are based upon the breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement, including the Exhibits and Schedules hereto, or in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement.

     6.3 INDEMNIFICATION PROCEDURES. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

          (a) If any person shall notify an indemnified party (the "INDEMNIFIED PARTY") with respect to any matter which may give rise to a claim for indemnification (a "CLAIM") against the Purchaser or the Sellers (the "INDEMNIFYING PARTY") under this Article VI, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any limitations contained in Article VI) of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (iii) the Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

          (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with SECTION 6.3(B) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (d) In the event any of the conditions in SECTION 6.3(B) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Article VI.

     6.4 TIME LIMITS ON LIABILITY. Anything contained in this Agreement to the contrary notwithstanding, the indemnity liability of any party for indemnity shall only extend to matters for which a bona fide claim has been asserted by written notice of such claim delivered to the Indemnifying Party on or before the second anniversary of the Closing Date; provided, however, that if the statute of limitations with respect to any such claim extends beyond the second anniversary of the Closing Date, then the indemnity liability of any party with respect to such claim shall extend to matters for which a bona fide claim has been asserted by written notice of such claim delivered to the Indemnifying Party on or before the fourth anniversary of the Closing Date. Notwithstanding the foregoing, the indemnity liability of Sellers with respect to the representations and warranties contained in SECTION 2.5 shall continue indefinitely.

     6.5 OFFSET. Purchaser shall have the right to offset any Damages, other than Damages related to an Escrow Claim, for which it is entitled to indemnification pursuant to this Article VI against any payments due to the Sellers under the Promissory
Notes and against the Telscape Shares held in escrow.

     6.6 ESCROW OF TELSCAPE SHARES. Notwithstanding any provision to the contrary contained in this Agreement, the Telscape Shares deliverable at the Closing to the Sellers pursuant to SECTION 1.2(C) shall be held by Telscape in escrow until the first anniversary of the date of this Agreement (the "ESCROW TERMINATION DATE"). Any increase over $10 in the price per share of the Telscape Shares held in escrow pursuant to this
SECTION 6.6 (the "ESCROWED SHARES") may be offset by Purchaser against any Damages of MSN with respect to the Universal Service Fund Fee, Telecommunications Relay Services Fund Filing, NECA Universal Service "Pooling" Requirement, Federal Excise Taxes, any state or local income, franchise, sales or use or excise taxes, and pay telephone "dial-around" charges arising out of or related to the conduct of the MSN Business on or before December 31, 1997 (an "ESCROW CLAIM"). On the Escrow Termination Date, Purchaser shall deliver to each of the Sellers their pro rata share of the Escrowed Shares less, with respect to each Escrow Claim made on or before the Escrow Termination Date, a number of shares equal to (a) the amount of any Damages paid by MSN with respect to any Escrow Claim made on or before the Escrow Termination Date, divided by (b) the higher of the last reported sales price of the Telscape Common Stock (the "TELSCAPE STOCK PRICE") on the date MSN is first officially notified of such Escrow Claim (with respect to each Escrow Claim, a "TRIGGER DATE") or the Telscape Stock Price on the Escrow Termination Date. Notwithstanding the foregoing, if MSN is officially notified or otherwise becomes aware of an Escrow Claim prior to the Escrow Termination Date, and such Escrow Claim has not been satisfied, paid or otherwise settled by such date, then Purchaser may retain in escrow until the final satisfaction, payment or settlement of such claim a number of the Escrowed Shares equal to the estimated Damages of MSN related to such Escrowed Claim divided by the Telscape Stock Price on such claim's Trigger Date. If there are no Escrow Claims, then, on the Escrow Termination Date, Purchaser shall deliver to each of the Sellers their pro rata share of all of the 100,000 shares of Telscape Common Stock held in escrow. Notwithstanding any provision of this SECTION 6.6, the number of Escrowed Shares deliverable to the Sellers after the Escrow Termination Date shall not be reduced to an amount that is less than (y) $1,000,000, divided by (z) the greater of $10, the Telscape Stock Price on any Trigger Date or the Telscape Stock Price on the Escrow Termination Date.


                             ARTICLE VII

                          GENERAL PROVISIONS

     7.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements contained in this Agreement shall survive the Closing.

     7.2 PAYMENT OF CERTAIN FEES AND EXPENSES. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees and accountants' fees; provided, however, that Purchaser shall pay directly to Garte & Associates, Inc. the $250,000 fee incurred by the Sellers.

     7.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or by facsimile, but only if confirmed by a return receipt, as follows:

          (a)  If to Sellers:

                    Stuart Newman
                    1337 Cassins
                    Carlsbad, CA 92009

                    and

                    Michael Newman
                    1300 Woodhollow Dr., Apt. 20203
                    Houston, Texas 77057

               with a copy to:

                    Smylie, Van Dusen & Magliozzi
                    401 "B" Street, Suite 2200
                    San Diego, California 92101-4245
                    Attn: Thomas A. Magliozzi

          (b)  If to Purchaser:

                    Telscape USA, Inc.
                    4635 Southwest Frwy.,Suite 800
                    Houston, Texas 77027
                    Attn: Chief Financial Officer
                    Facsimile: (713) 968-0968

               with a copy to:

                    Gardere Wynne Sewell & Riggs, L.L.P.
                    333 Clay, Suite 800
                    Houston, Texas 77002
                    Attention: Eric A. Blumrosen
                    Facsimile:  (713) 308-5555

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

     7.4 SCHEDULES. All statements contained in any exhibit, schedule, appendix, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

     7.5 PUBLICITY. Sellers shall promptly advise and cooperate with the Purchaser prior to the issuance by MSN or any of MSN's directors, officers, employees or agents of any press release with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, without the prior consent of Purchaser, neither Sellers nor any of its directors, officers, employees or agents shall issue any press release which includes the name of any of the Purchaser or their affiliates.

     7.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

     7.7 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     7.8 ASSIGNABILITY. This Agreement shall not be assignable by the Sellers without the prior written consent of the Purchaser or by the Purchaser without the prior written consent of the Sellers; provided, however, that any of the Purchaser shall be entitled to assign this Agreement to an affiliate of such Purchaser without the consent of Sellers.

     7.9 SECTION HEADINGS; INDEX. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     7.10 SEVERABILITY. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

     7.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     7.12 APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the laws of State of Texas.

     7.13 DISPUTE RESOLUTION. Any dispute, difference or question ("DISPUTE") between Buyer and the Sellers ("DISPUTING
PARTIES"), shall be resolved in accordance with the following dispute resolution procedures:

          (a) GOOD FAITH NEGOTIATIONS. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, each Party shall nominate a senior officer or officers of its management to meet at any mutually agreed location to resolve the Dispute.

          (b) MEDIATION. In the event that the negotiations do not result in a mutually acceptable resolution, either Disputing Party may require that the Dispute shall be referred to mediation in Houston, Texas. One mediator shall be appointed by the agreement of the Parties. The mediator shall be suitably qualified person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of referral to mediation. In the event the Disputing Parties are unable to agree on a mediator, the Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association.

          (c) ARBITRATION. In the event the Parties are unsuccessful in their mediation of the Dispute, either Disputing Party may request that the Dispute be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in the City of Houston, Texas in accordance with the rules existing at the date hereof of the American Arbitration Association. If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The Disputing Parties shall use their reasonable best efforts to have the arbitral proceeding concluded and a judgment rendered by the arbitrator within forty (40) business days of the initiation of the arbitration proceeding. The decision of such arbitrator shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof, and the costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Party whom the decision of the arbitrator is against. If the decision of the arbitrator is not clearly against one of the disputing Parties or the decision of the arbitrator is against more than one Disputing Party on one or more issues, the costs of such arbitration shall be borne equally by the Disputing Parties. Notwithstanding the foregoing, Buyer may apply to any court of competent jurisdiction for injunctive relief under SECTIONS 5.1 without breach of this arbitration provision.

                             ARTICLE VIII

                             DEFINITIONS

     8.1 DEFINED TERMS. As used in this Agreement, each of the following terms has the meaning given it below:

          "Affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

          "Applicable Law" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

          "Closing" means the consummation of the transactions contemplated by this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

          "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

          "ERISA" means the Employee Retirement Income Security
     Act of 1974, as amended.

          "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

          "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, inventions, and similar rights, and all registrations, applications, licenses and rights with respect to any of the foregoing.

          "IRS" means the Internal Revenue Service.

          "Permits" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

          "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

          "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

          "Telscape Common Stock" means the common stock, $.001 par value, of Telscape.

     8.2 CERTAIN ADDITIONAL DEFINED TERMS. In addition to such terms as are defined in SECTION 8.1, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

     DEFINED TERMS                                REFERENCE
     Accounts Receivable                          Section 2.10
     ADN                                          Section 3.5
     Agreement                                    Preamble
     Claim                                        Section 6.3
     Closing Balance Sheet                        Section 2.6
     Damages                                      Section 6.1
     Dispute                                      Section 7.13
     Disputing Parties                            Section 7.13
     Escrow Claim                                 Section 6.6
     Escrow Termination Date                      Section 6.6
     Escrowed Shares                              Section 6.6
     Financial Statements                         Section 2.6
     Indemnified Party                            Section 6.3
     Indemnifying Party                           Section 6.3
     M. Newman                                    Preamble
     Promissory Notes                             Section 1.2(b)
     Purchaser                                    Preamble
     Purchase Price                               Section 1.2
     Restricted Period                            Section 5.1
     S. Newman                                    Preamble
     Sellers                                      Preamble
     MSN                                          Recitals
     MSN Business                                 Recitals
     MSN Shares                                   Recitals
     Telscape Shares                              Section 1.2(c)
     Telscape Stock Price                         Section 6.6
     Trigger Date                                 Section 6.6

     [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                              SELLERS:


                                   Michael Newman


                                   Stuart Newman

                              MSN:

                                   MSN COMMUNICATIONS, INC.


                                   By:
                                        Stuart Newman, President


                              PURCHASER:

                                   TELSCAPE INTERNATIONAL, INC.


                                   By:
                                        E. Scott Crist, President and
                                        Chief Executive Officer


                              EXHIBIT A


                             CASH     PROMISSORY NOTE      TELSCAPE SHARES

Stuart Newman            $1,500,000      $375,000               50,000
Michael Newman            1,500,000       375,000               50,000
Garte & Associates, Inc.                                       250,000